Exhibit 99.1

Dunkin' Brands Reports Fourth Quarter and Fiscal Year 2016 Results

Fiscal year 2016 highlights include:

•	Dunkin' Donuts U.S. comparable store sales growth of 1.6%

•	Baskin-Robbins U.S. comparable store sales growth of 0.7%

•	Added 723 net new restaurants worldwide, including 397 net new Dunkin' Donuts in the U.S.

•	Revenues increased 2.2%, or 1.1% on a 52-week basis

•	Diluted EPS increased 95.4% to $2.11, or 92.6% to $2.08 on a 52-week basis

•	Diluted adjusted EPS increased 17.1% to $2.26, or 15.5% to $2.23 on a 52-week basis

Fourth quarter highlights include:

•	Dunkin' Donuts U.S. comparable store sales growth of 1.9%

•	Baskin-Robbins U.S. comparable store sales decline of 0.9%

•	Added 296 net new restaurants worldwide, including 199 net new Dunkin' Donuts in the U.S.

•	Revenues increased 5.8%, or 1.5% on a 13-week basis

•	Diluted EPS increased $0.71 to $0.61, or $0.68 to $0.58 on a 13-week basis

•	Diluted adjusted EPS increased 23.1% to $0.64, or 17.3% to $0.61 on a 13-week basis

CANTON, Mass. (February 9, 2017) - Dunkin' Brands Group, Inc. (Nasdaq: DNKN), the parent company of Dunkin' Donuts (DD) and Baskin-Robbins (BR), today reported results for the 14-week fiscal fourth quarter and 53-week fiscal year ended December 31, 2016.
“This past year was one of significant achievement for Dunkin’ Donuts U.S. We began executing against a six-part strategy to drive growth by positioning Dunkin’ as a to-go, coffee beverages brand, and while much work remains, we made considerable progress with our plan, in particular with utilizing digital technology to drive customer loyalty and store traffic. We now have more than 6 million Perks members, have launched On-The-Go ordering nationally, have grown mobile payments by nearly 70 percent, and had nearly $1 billion in systemwide sales on the Dunkin’ Gift Card, the backbone of our digital ecosystem, as a form of payment,” said Nigel Travis, Dunkin’ Brands Chairman and CEO. “We also made considerable progress with our efforts to increase consumption of Dunkin’ Donuts coffee through our consumer packaged goods initiative and last summer signed an agreement with The Coca-Cola Company, along with its bottling partners, to manufacture, distribute and sell Dunkin’ Donuts branded ready-to-drink bottled iced coffee beverages. Between retail sales of Dunkin’ bottled iced coffee, K-Cups, bagged coffee and in-restaurant system-wide sales of ready-brewed coffee, we expect consumers to drink nearly 5 billion cups of Dunkin’ Donuts coffee globally in 2017.”
"We're proud to have delivered our operating income growth target and exceeded our earnings per share target for the fiscal year 2016. Additionally, we're pleased to announce this morning that the Board of Directors increased our quarterly dividend by 7.5 percent over the prior quarter," said Paul Carbone, Dunkin’ Brands Chief Financial Officer.

FISCAL YEAR 2016 KEY FINANCIAL HIGHLIGHTS

($ in millions, except per share data)	Fiscal year ended		Increase (Decrease)
Amounts and percentages may not recalculate due to rounding	December 31, 2016	December 26, 2015	$ / #	%
	(53 weeks)	(52 weeks)
Systemwide sales[1]	$10,844.6	10,169.6	675.1	6.6%
Comparable store sales growth (decline):
DD U.S.	1.6%	1.4%
BR U.S.	0.7%	6.1%
DD International	(1.9)%	0.5%
BR International	(4.2)%	(1.9)%
Development data:
Consolidated global net POD development[2]	723	495	228	46.1%
DD global PODs at period end	12,258	11,750	508	4.3%
BR global PODs at period end	7,822	7,607	215	2.8%
Consolidated global PODs at period end	20,080	19,357	723	3.7%
Financial data:
Revenues	$828.9	810.9	18.0	2.2%
Operating income	414.7	319.6	95.1	29.8%
Operating income margin	50.0%	39.4%
Adjusted operating income[3]	$436.6	400.5	36.1	9.0%
Adjusted operating income margin[3]	52.7%	49.4%
Net income	$195.6	105.2	90.3	85.9%
Adjusted net income[3]	208.7	187.9	20.8	11.1%
Earnings per share:
Common–basic	2.14	1.10	1.04	94.5%
Common–diluted	2.11	1.08	1.03	95.4%
Diluted adjusted earnings per share[3]	2.26	1.93	0.33	17.1%
Weighted average number of common shares – diluted (in millions)	92.5	97.1	(4.6)	(4.7)%
1 Systemwide sales include sales at franchisee- and company-operated restaurants, including joint ventures. While we do not record sales by franchisees, licensees, or joint ventures as revenue, and such sales are not included in our consolidated financial statements, we believe that this operating measure is important in obtaining an understanding of our financial performance. We believe systemwide sales information aids in understanding how we derive royalty revenue and in evaluating our performance relative to competitors. Beginning in the first quarter of fiscal year 2016, we began presenting systemwide sales rather than franchisee-reported sales, which excluded sales of company-operated restaurants, as we believe the systemwide sales information presents a more complete metric in obtaining an understanding of our financial performance.
2 Consolidated global net POD development for the fiscal years ended December 31, 2016 and December 26, 2015 reflects the previously-announced closing of 18 and 81 self-serve coffee stations within Speedway locations, respectively.
3 Adjusted operating income, adjusted operating income margin, and adjusted net income are non-GAAP measures reflecting operating income and net income adjusted for amortization of intangible assets, long-lived asset impairments, impairment of joint ventures, and certain other items, net of the tax impact of such adjustments in the case of adjusted net income. Diluted adjusted earnings per share is a non-GAAP measure calculated using adjusted net income. Please refer to “Non-GAAP Measures and Statistical Data” and “Dunkin' Brands Group, Inc. Non-GAAP Reconciliations” for further detail.

FOURTH QUARTER 2016 KEY FINANCIAL HIGHLIGHTS

($ in millions, except per share data)	Three months ended		Increase (Decrease)
Amounts and percentages may not recalculate due to rounding	December 31, 2016	December 26, 2015	$ / #	%
	(14 weeks)	(13 weeks)
Systemwide sales[1]	$2,830.2	2,525.7	304.5	12.1%
Comparable store sales growth (decline):
DD U.S.	1.9%	(0.8)%
BR U.S.	(0.9)%	4.4%
DD International	(1.0)%	(0.8)%
BR International	0.7%	(2.7)%
Development data:
Consolidated global net POD development[2]	296	172	124	72.1%
DD global PODs at period end	12,258	11,750	508	4.3%
BR global PODs at period end	7,822	7,607	215	2.8%
Consolidated global PODs at period end	20,080	19,357	723	3.7%
Financial data:
Revenues	$215.7	203.8	11.9	5.8%
Operating income	113.9	43.5	70.4	161.9%
Operating income margin	52.8%	21.3%
Adjusted operating income[3]	$119.3	103.9	15.3	14.8%
Adjusted operating income margin[3]	55.3%	51.0%
Net income (loss)	$56.1	(8.9)	65.1	n/m
Adjusted net income[3]	59.4	48.9	10.5	21.4%
Earnings (loss) per share:
Common–basic	0.61	(0.10)	0.71	n/m
Common–diluted	0.61	(0.10)	0.71	n/m
Diluted adjusted earnings per share[3]	0.64	0.52	0.12	23.1%
Weighted average number of common shares – diluted (in millions)	92.5	94.1	(1.6)	(1.7)%
1 Systemwide sales include sales at franchisee- and company-operated restaurants, including joint ventures. While we do not record sales by franchisees, licensees, or joint ventures as revenue, and such sales are not included in our consolidated financial statements, we believe that this operating measure is important in obtaining an understanding of our financial performance. We believe systemwide sales information aids in understanding how we derive royalty revenue and in evaluating our performance relative to competitors. Beginning in the first quarter of fiscal year 2016, we began presenting systemwide sales rather than franchisee-reported sales, which excluded sales of company-operated restaurants, as we believe the systemwide sales information presents a more complete metric in obtaining an understanding of our financial performance.
2 Consolidated global net POD development for the three months ended December 31, 2016 and December 26, 2015 reflects the previously-announced closing of 2 and 41 self-serve coffee stations within Speedway locations, respectively.
3 Adjusted operating income, adjusted operating income margin, and adjusted net income are non-GAAP measures reflecting operating income and net income adjusted for amortization of intangible assets, long-lived asset impairments, impairment of joint ventures, and certain other items, net of the tax impact of such adjustments in the case of adjusted net income. Diluted adjusted earnings per share is a non-GAAP measure calculated using adjusted net income. Please refer to “Non-GAAP Measures and Statistical Data” and “Dunkin' Brands Group, Inc. Non-GAAP Reconciliations” for further detail.
Global systemwide sales growth in the fourth quarter was primarily attributable to global store development and Dunkin' Donuts U.S. comparable store sales growth (which includes stores open 78 weeks or more).
Dunkin' Donuts U.S. comparable store sales growth in the fourth quarter was driven by increased average ticket offset by a decline in traffic. Growth was driven by beverage sales, led by Cold Brew; breakfast sandwich sales, led by the Sweet Black Pepper Bacon breakfast sandwich; as well as donut sales.
Baskin-Robbins U.S. comparable store sales were negative during the fourth quarter driven by a decline in traffic offset by increased average ticket. Increased average ticket was driven by cups and cones, due equally to scoops and the new Warm Cookie Sandwich platform. Sales of desserts were also up, driven by both the new Polar Pizza platform and increases in online ordering.

In the fourth quarter, Dunkin' Brands franchisees and licensees opened 296 net new restaurants around the globe. This included 199 net new Dunkin' Donuts U.S. locations (including the closing of 2 Speedway self-serve coffee stations), 41 net new Baskin-Robbins International locations, 51 net new Dunkin' Donuts International locations, and 5 net new Baskin-Robbins U.S. locations. Additionally, Dunkin' Donuts U.S. franchisees remodeled 151 restaurants and Baskin-Robbins U.S. franchisees remodeled 63 restaurants during the quarter.
Revenues for the fourth quarter increased $11.9 million, or 5.8%, compared to the prior year period due primarily to increased royalty income driven by the extra week in the current year period, as well as an increase in franchise fees due to additional renewal income. These increases in revenues were offset by a decrease in sales at company-operated restaurants driven by a net decrease in the number of company-operated restaurants. All remaining company-operated points of distribution were sold during the fourth quarter. Revenues for the fourth quarter increased 1.5% on a 13-week basis.
Operating income and adjusted operating income for the fourth quarter increased $70.4 million, or 161.9%, and $15.3 million, or 14.8%, respectively, from the prior year period primarily as a result of the increases in royalty income and franchise fees, as well as gains recognized in connection with the sale of company-operated restaurants, offset by an increase in general and administrative expenses. Additionally, operating income in the prior year period was unfavorably impacted by an impairment of our Japan joint venture. Operating income and adjusted operating income for the fourth quarter increased 147.9% and 8.9%, respectively, from the prior year period on a 13-week basis.
Net income for the fourth quarter increased by $65.1 million to $56.1 million compared to the prior year period primarily as a result of the impairment of our Japan joint venture recorded in the prior year period, as well as other increases in operating income, offset by increases in income tax expense and interest expense. Net income for the fourth quarter increased $62.5 million to $53.6 million on a 13-week basis.
Adjusted net income increased $10.5 million, or 21.4%, to $59.4 million compared to the prior year period primarily as a result of the increase in adjusted operating income of $15.3 million, offset by increases in income tax expense and interest expense. Adjusted net income for the fourth quarter increased 16.2% on a 13-week basis.
Diluted earnings per share for the fourth quarter increased by $0.71 to $0.61, and diluted adjusted earnings per share increased $0.12, or 23.1%, to $0.64, compared to the prior year period as a result of the increases in net income and adjusted net income, respectively, as well as a decrease in shares outstanding. The decrease in shares outstanding from the prior year period was due primarily to the repurchase of shares since the fourth quarter of 2015, offset by the exercise of stock options. On a 13-week basis, diluted earnings per share for the fourth quarter increased $0.68 to $0.58, and diluted adjusted earnings per share increased $0.09, or 17.3%, to $0.61, compared to the prior year period.

FOURTH QUARTER 2016 SEGMENT RESULTS

Beginning in the first quarter of fiscal year 2016, certain segment profit amounts in the tables below have been reclassified as a result of the realignment of our organizational structure to better support our segment operations, including the allocation of previously unallocated costs. Additionally, revenues, segment profit, points of distribution information, and systemwide sales related to restaurants located in Puerto Rico were previously included in the Baskin-Robbins International segment, but are now included in the Baskin-Robbins U.S. segment based on functional responsibility. Prior period amounts in the tables below have been revised to reflect these changes for all periods presented.

Amounts and percentages may not recalculate due to rounding	Three months ended		Increase (Decrease)
Dunkin' Donuts U.S.	December 31, 2016	December 26, 2015	$ / #	%
	(14 weeks)	(13 weeks)
	($ in thousands except as otherwise noted)
Comparable store sales growth (decline)	1.9%	(0.8)%
Systemwide sales (in millions)[1]	$2,228.7	1,958.9	269.8	13.8%

Revenues:
Royalty income	$121,774	106,478	15,296	14.4%
Franchise fees	14,716	12,912	1,804	14.0%
Rental income	24,255	23,243	1,012	4.4%
Sales at company-operated restaurants	51	6,762	(6,711)	(99.2)%
Other revenues	2,270	3,662	(1,392)	(38.0)%
Total revenues	$163,066	153,057	10,009	6.5%

Segment profit	$131,013	115,846	15,167	13.1%

Points of distribution	8,828	8,431	397	4.7%
Gross openings	235	185	50	27.0%
Net openings[2]	199	123	76	61.8%
1 Systemwide sales include sales at franchisee- and company-operated restaurants, including joint ventures. We do not record sales by franchisees, licensees, or joint ventures as revenue and such sales are not included in our consolidated financial statements. Please refer to “Non-GAAP Measures and Statistical Data” for further detail. Beginning in the first quarter of fiscal year 2016, we began presenting systemwide sales rather than franchisee-reported sales, which excluded sales of company-operated restaurants.
2 Net openings for the three months ended December 31, 2016 and December 26, 2015 reflect the previously-announced closing of 2 and 41 self-serve coffee stations within Speedway locations, respectively.
Dunkin' Donuts U.S. fourth quarter revenues of $163.1 million represented an increase of 6.5% compared to the prior year period. The increase was primarily a result of increased royalty income driven by the extra week in the current year period, as well as an increase in franchise fees due to an increase in renewal income. These increases in revenues were offset by a decline in sales at company-operated restaurants driven by a net decrease in the number of company-operated restaurants. All remaining company-operated points of distribution were sold during the fourth quarter.
Dunkin' Donuts U.S. segment profit in the fourth quarter increased to $131.0 million, an increase of $15.2 million over the prior year period, driven primarily by the increase in royalty income and a gain recognized in connection with the sale of company-operated restaurants, as well as the increase in franchise fees. These increases in segment profit were offset by an increase in general and administrative expenses.

Amounts and percentages may not recalculate due to rounding	Three months ended		Increase (Decrease)
Dunkin' Donuts International	December 31, 2016	December 26, 2015	$ / #	%
	(14 weeks)	(13 weeks)
	($ in thousands except as otherwise noted)
Comparable store sales decline	(1.0)%	(0.8)%
Systemwide sales (in millions)[1]	$187.2	172.4	14.8	8.6%

Revenues:
Royalty income	$4,208	4,018	190	4.7%
Franchise fees	1,799	2,310	(511)	(22.1)%
Other revenues	(21)	20	(41)	n/m
Total revenues	$5,986	6,348	(362)	(5.7)%

Segment profit	$3,220	3,023	197	6.5%

Points of distribution	3,430	3,319	111	3.3%
Gross openings	137	133	4	3.0%
Net openings	51	59	(8)	(13.6)%
1 Systemwide sales include sales at franchisee- and company-operated restaurants, including joint ventures. We do not record sales by franchisees, licensees, or joint ventures as revenue and such sales are not included in our consolidated financial statements. Please refer to “Non-GAAP Measures and Statistical Data” for further detail.
Dunkin' Donuts International fourth quarter systemwide sales increased 8.6% from the prior year period driven primarily by sales growth in the Middle East, Asia, South Korea, and South America. On a constant currency basis, systemwide sales increased by approximately 9%.
Dunkin' Donuts International fourth quarter revenues of $6.0 million represented a decrease of 5.7% from the prior year period. The decrease in revenues was primarily a result of a decline in franchise fees, offset by an increase in royalty income.
Segment profit for Dunkin' Donuts International increased $0.2 million to $3.2 million in the fourth quarter primarily as a result of a reduction in general and administrative expenses driven by a recovery of bad debt related to our Spain joint venture, offset by a decrease in net income from our South Korea joint venture and the decrease in revenues.

Amounts and percentages may not recalculate due to rounding	Three months ended		Increase (Decrease)
Baskin-Robbins U.S.	December 31, 2016	December 26, 2015	$ / #	%
	(14 weeks)	(13 weeks)
	($ in thousands except as otherwise noted)
Comparable store sales growth (decline)	(0.9)%	4.4%
Systemwide sales (in millions)[1]	$112.5	111.1	1.5	1.3%

Revenues:
Royalty income	$5,363	5,221	142	2.7%
Franchise fees	287	323	(36)	(11.1)%
Rental income	773	745	28	3.8%
Sales of ice cream and other products	595	718	(123)	(17.1)%
Other revenues	2,414	2,092	322	15.4%
Total revenues	$9,432	9,099	333	3.7%

Segment profit	$5,117	3,837	1,280	33.4%

Points of distribution	2,538	2,529	9	0.4%
Gross openings	29	29	—	—%
Net openings	5	14	(9)	(64.3)%
1 Systemwide sales include sales at franchisee- and company-operated restaurants, including joint ventures. We do not record sales by franchisees, licensees, or joint ventures as revenue and such sales are not included in our consolidated financial statements. Please refer to “Non-GAAP Measures and Statistical Data” for further detail. Additionally, the prior period has been revised to reflect a reclassification of systemwide sales generated in Puerto Rico from Baskin-Robbins International to Baskin-Robbins U.S.
Baskin-Robbins U.S. fourth quarter revenues increased 3.7% from the prior year period to $9.4 million due primarily to an increase in other revenues driven by an increase in licensing income, as well as an increase in royalty income, both of which were driven by the extra week in the current year period. These increases in revenues were offset by a decrease in sales of ice cream and other products.
Segment profit for Baskin-Robbins U.S. increased to $5.1 million in the fourth quarter, an increase of 33.4%, primarily as a result of a reduction in general and administrative expenses, due primarily to expenses incurred in the prior year period related to brand-building activities, as well as the increases in other revenues and royalty income.

Amounts and percentages may not recalculate due to rounding	Three months ended		Increase (Decrease)
Baskin-Robbins International	December 31, 2016	December 26, 2015	$ / #	%
	(14 weeks)	(13 weeks)
	($ in thousands except as otherwise noted)
Comparable store sales growth (decline)	0.7%	(2.7)%
Systemwide sales (in millions)[1]	$301.7	283.3	18.3	6.5%

Revenues:
Royalty income	$1,392	1,296	96	7.4%
Franchise fees	415	283	132	46.6%
Rental income	118	109	9	8.3%
Sales of ice cream and other products	27,509	26,051	1,458	5.6%
Other revenues	3	28	(25)	(89.3)%
Total revenues	$29,437	27,767	1,670	6.0%

Segment profit	$8,350	7,981	369	4.6%

Points of distribution	5,284	5,078	206	4.1%
Gross openings	151	157	(6)	(3.8)%
Net openings (closings)	41	(24)	65	n/m
1 Systemwide sales include sales at franchisee- and company-operated restaurants, including joint ventures. We do not record sales by franchisees, licensees, or joint ventures as revenue and such sales are not included in our consolidated financial statements. Please refer to “Non-GAAP Measures and Statistical Data” for further detail. Additionally, the prior period has been revised to reflect a reclassification of systemwide sales generated in Puerto Rico from Baskin-Robbins International to Baskin-Robbins U.S.
Baskin-Robbins International systemwide sales increased 6.5% in the fourth quarter compared to the prior year period driven by sales growth in Japan and South Korea, offset by declines in the Middle East and Europe. Sales in both Japan and South Korea were positively impacted by favorable foreign exchange rates. On a constant currency basis, systemwide sales increased by approximately 3%.
Baskin-Robbins International fourth quarter revenues increased 6.0% from the prior year period to $29.4 million due primarily to an increase in sales of ice cream products to our licensees in Asia and the Middle East. Systemwide sales and sales of ice cream products are not directly correlated within a given period due to the lag between shipment of products to licensees and retail sales at franchised restaurants, as well as the overall timing of deliveries between fiscal quarters.
Fourth quarter segment profit increased 4.6% from the prior year period to $8.4 million as a result of an increase in net income from our Japan joint venture, as well as an increase in net margin on ice cream driven by the increase in sales volume. These increases in segment profit were offset by a decrease in net income from our South Korea joint venture and an increase in general and administrative expenses.

COMPANY UPDATES

•
The Company today announced that the Board of Directors declared a cash dividend of $0.3225 per share, payable on March 22, 2017, to shareholders of record as of the close of business on March 13, 2017. This represents a 7.5 percent increase over the prior quarter's dividend.

FISCAL YEAR 2017 TARGETS
As described below, the Company is providing the following targets regarding its 2017 performance:

•	The Company expects low single digit comparable store sales growth for Dunkin' Donuts U.S. and Baskin-Robbins U.S.

•	The Company expects Dunkin' Donuts U.S. franchisees to add approximately 385 net new restaurants. It expects Baskin-Robbins U.S. franchisees to add approximately 10 net new restaurants.

•	Internationally, the Company expects franchisees and licensees to add approximately 200 net new restaurants across the two brands.

•	The Company expects low-to-mid single digit revenue growth on both a 52- and 53-week basis (fiscal year 2016 was a 53-week year).

•	The Company expects mid-to-high single digit GAAP operating income and adjusted operating income growth on both a 52- and 53-week basis.

•	The Company expects GAAP diluted earnings per share of $2.16 to $2.24 and diluted adjusted earnings per share of $2.34 to $2.37.

•	The Company expects full-year weighted-average shares outstanding of approximately 93 million and a 38.5 percent effective tax rate.

The foregoing non-GAAP forward-looking financial measures are reconciled from the respective measures determined under GAAP in the attached tables “Dunkin' Brands Group, Inc. and Subsidiaries Non-GAAP Reconciliations.”

Conference Call
As previously announced, Dunkin' Brands will be holding a conference call today at 8:00 am ET hosted by Nigel Travis, Chairman & Chief Executive Officer, and Paul Carbone, Chief Financial Officer. The dial-in number is (866) 393-1607 or (914) 495-8556, conference number 56116326. Dunkin' Brands will broadcast the conference call live over the Internet at http://investor.dunkinbrands.com. A replay of the conference call will be available on the Company's website at http://investor.dunkinbrands.com.
The Company's consolidated statements of operations, condensed consolidated balance sheets, condensed consolidated statements of cash flows and other additional information have been provided with this press release. This information should be reviewed in conjunction with this press release.
Forward-Looking Statements

Certain statements contained herein are not based on historical fact and are “forward-looking statements” within the meaning of the applicable securities laws and regulations.  Generally, these statements can be identified by the use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “feel,” “forecast,” “intend,” “may,” “plan,” “potential,” “project,” “should,” or “would,” and similar expressions intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.   By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future.  These risk and uncertainties include, but are not limited to: the ongoing level of profitability of franchisees and licensees; our franchisees' and licensees' ability to sustain same store sales growth; changes in working relationships with our franchisees and licensees and the actions of our franchisees and licensees; our master franchisees' relationships with sub-franchisees; the strength of our brand in the markets in which we compete; changes in competition within the quick-service restaurant segment of the food industry;

changes in consumer behavior resulting from changes in technologies or alternative methods of delivery; economic and political conditions in the countries where we operate; our substantial indebtedness; our ability to protect our intellectual property rights; consumer preferences, spending patterns and demographic trends; the impact of seasonal changes, including weather effects, on our business; the success of our growth strategy and international development; changes in commodity and food prices, particularly coffee, dairy products and sugar, and other operating costs; shortages of coffee; failure of our network and information technology systems; interruptions or shortages in the supply of products to our franchisees and licensees; the impact of food borne-illness or food safety issues or adverse public or media opinions regarding the health effects of consuming our products; our ability to collect royalty payments from our franchisees and licensees; the ability of our franchisees and licensees to open new restaurants and keep existing restaurants in operation; our ability to retain key personnel; any inability to protect consumer credit card data and catastrophic events.

Forward-looking statements reflect management's analysis as of the date of this press release.  Important factors that could cause actual results to differ materially from our expectations are more fully described in our other filings with the Securities and Exchange Commission, including under the section headed “Risk Factors” in our most recent annual report on Form 10-K. Except as required by applicable law, we do not undertake to publicly update or revise any of these forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Measures and Statistical Data

In addition to the GAAP financial measures set forth in this press release, the Company has included certain non-GAAP measurements such as adjusted operating income, adjusted operating income margin, adjusted operating income growth, adjusted net income, and diluted adjusted earnings per share, which present operating results on a basis adjusted for certain items. The Company uses these non-GAAP measures as key performance measures for the purpose of evaluating performance internally. We also believe these non-GAAP measures provide our investors with useful information regarding our historical operating results. These non-GAAP measures are not intended to replace the presentation of our financial results in accordance with GAAP. Use of the terms adjusted operating income, adjusted operating income margin, adjusted operating income growth, adjusted net income, and diluted adjusted earnings per share may differ from similar measures reported by other companies. These non-GAAP measures are reconciled from the respective measures determined under GAAP in the attached tables “Dunkin' Brands Group, Inc. and Subsidiaries Non-GAAP Reconciliations.”

Additionally, the Company has included metrics such as systemwide sales and comparable store sales growth, which are commonly used statistical measures in the quick service restaurant industry and are important to understanding the Company's performance.

Systemwide sales include sales at franchisee- and company-operated restaurants, including joint ventures. While we do not record sales by franchisees, licensees, or joint ventures as revenue, and such sales are not included in our consolidated financial statements, we believe that this operating measure is important in obtaining an understanding of our financial performance. We believe systemwide sales information aids in understanding how we derive royalty revenue and in evaluating our performance relative to competitors.

The Company uses “DD U.S. comparable store sales growth” and “BR U.S. comparable store sales growth,” which are calculated by including only sales from franchisee- and company-operated restaurants that have been open at least 78 weeks and that have reported sales in the current and comparable prior year week.

The Company uses “DD International comparable store sales growth” and "BR International comparable store sales growth," which are calculated by including only sales from franchisee- and company-operated restaurants that have been open at least 54 weeks and that have reported sales in the current and comparable prior year week.

The three months and fiscal year ended December 31, 2016 include 14 weeks and 53 weeks, respectively, as compared to 13 weeks and 52 weeks for the three months and fiscal year ended December 26, 2015, respectively. Certain financial measures and other metrics in this release have been presented on a 13-week and 52-week basis for the three months and fiscal year ended December 31, 2016, respectively, to provide improved comparability to the respective prior year periods. The impact of the extra week in the three months and fiscal year ended December 31, 2016 reflects our estimate of the additional week in those fiscal periods on certain revenues and expenses, net of tax. These non-GAAP measures are not intended to replace the presentation of our financial results in accordance with GAAP. These non-GAAP measures are reconciled from the respective measures determined under GAAP in the attached tables “Dunkin' Brands Group, Inc. and Subsidiaries Non-GAAP Reconciliations.”

About Dunkin' Brands Group, Inc.

With more than 20,000 points of distribution in more than 60 countries worldwide, Dunkin' Brands Group, Inc. (Nasdaq: DNKN) is one of the world's leading franchisors of quick service restaurants (QSR) serving hot and cold coffee and baked goods, as well as hard-serve ice cream. At the end of the fourth quarter 2016, Dunkin' Brands' 100 percent franchised business model included more than 12,200 Dunkin' Donuts restaurants and more than 7,800 Baskin-Robbins restaurants. Dunkin' Brands Group, Inc. is headquartered in Canton, Mass.

Contact(s):

Stacey Caravella (Investors)	Karen Raskopf (Media)
Sr. Director, IR & Competitive Intelligence	SVP, Corporate Communications
Dunkin’ Brands Group, Inc.	Dunkin’ Brands Group, Inc.
investor.relations@dunkinbrands.com	karen.raskopf@dunkinbrands.com
781-737-3200	781-737-5200

DUNKIN’ BRANDS GROUP, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)
	Three months ended		Fiscal year ended
	December 31, 2016	December 26, 2015	December 31, 2016	December 26, 2015
	(14 weeks)	(13 weeks)	(53 weeks)	(52 weeks)
Revenues:
Franchise fees and royalty income	$149,954	132,841	549,571	513,222
Rental income	25,146	24,139	101,020	100,422
Sales of ice cream and other products	28,432	27,220	114,857	115,252
Sales at company-operated restaurants	51	6,762	11,975	28,340
Other revenues	12,122	12,835	51,466	53,697
Total revenues	215,705	203,797	828,889	810,933
Operating costs and expenses:
Occupancy expenses—franchised restaurants	14,718	13,690	57,409	54,611
Cost of ice cream and other products	19,163	18,867	77,608	76,877
Company-operated restaurant expenses	119	7,588	13,591	29,900
General and administrative expenses, net	62,786	56,174	246,814	243,796
Depreciation	5,097	5,278	20,458	20,556
Amortization of other intangible assets	5,353	6,146	22,079	24,688
Long-lived asset impairment charges	45	359	149	623
Total operating costs and expenses	107,281	108,102	438,108	451,051
Net income (loss) of equity method investments:
Net income, excluding impairment	2,404	1,598	14,552	12,555
Impairment charge	—	(54,300)	—	(54,300)
Net income (loss) of equity method investments	2,404	(52,702)	14,552	(41,745)
Other operating income, net	3,052	483	9,381	1,430
Operating income	113,880	43,476	414,714	319,567
Other income (expense), net:
Interest income	148	100	582	424
Interest expense	(26,396)	(24,720)	(100,852)	(96,765)
Loss on debt extinguishment and refinancing transactions	—	—	—	(20,554)
Other losses, net	(599)	(78)	(1,195)	(1,084)
Total other expense, net	(26,847)	(24,698)	(101,465)	(117,979)
Income before income taxes	87,033	18,778	313,249	201,588
Provision for income taxes	30,913	27,725	117,673	96,359
Net income (loss) including noncontrolling interests	56,120	(8,947)	195,576	105,229
Net income (loss) attributable to noncontrolling interests	—	(9)	—	2
Net income (loss) attributable to Dunkin’ Brands	$56,120	(8,938)	195,576	105,227

Earnings (loss) per share—basic	$0.61	(0.10)	2.14	1.10
Earnings (loss) per share—diluted	0.61	(0.10)	2.11	1.08

DUNKIN’ BRANDS GROUP, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)
	December 31, 2016	December 26, 2015
Assets
Current assets:
Cash and cash equivalents	$361,425	260,430
Restricted cash	69,746	71,917
Accounts, notes, and other receivables, net	85,184	128,360
Other current assets	90,003	97,117
Total current assets	606,358	557,824
Property and equipment, net	176,662	182,614
Equity method investments	114,738	106,878
Goodwill and other intangible assets, net	2,266,992	2,290,796
Other assets	62,632	59,007
Total assets	$3,227,382	3,197,119
Liabilities and Stockholders’ Deficit
Current liabilities:
Current portion of long-term debt	$25,000	25,000
Accounts payable	12,682	18,663
Other current liabilities	386,519	375,129
Total current liabilities	424,201	418,792
Long-term debt, net	2,401,998	2,420,600
Deferred income taxes, net	461,810	476,510
Other long-term liabilities	102,631	101,960
Total long-term liabilities	2,966,439	2,999,070
Total stockholders’ deficit	(163,258)	(220,743)
Total liabilities and stockholders’ deficit	$3,227,382	3,197,119

DUNKIN’ BRANDS GROUP, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)
	Fiscal year ended
	December 31, 2016	December 26, 2015
	(53 weeks)	(52 weeks)

Net cash provided by operating activities	$276,205	185,566
Cash flows from investing activities:
Additions to property and equipment	(15,174)	(30,246)
Proceeds from sale of real estate and company-operated restaurants	20,523	2,693
Other, net	(4,006)	(7,914)
Net cash provided by (used in) investing activities	1,343	(35,467)
Cash flows from financing activities:
Proceeds from issuance of long-term debt	—	2,500,000
Repayment of long-term debt	(25,000)	(1,837,824)
Payment of debt issuance and other debt-related costs	—	(41,350)
Dividends paid on common stock	(109,703)	(100,516)
Repurchases of common stock, including accelerated share repurchases	(55,000)	(625,041)
Exercise of stock options	10,647	10,353
Change in restricted cash	106	(6,770)
Other, net	2,613	4,292
Net cash used in financing activities	(176,337)	(96,856)
Effect of exchange rates on cash and cash equivalents	(216)	(893)
Increase in cash and cash equivalents	100,995	52,350
Cash and cash equivalents, beginning of period	260,430	208,080
Cash and cash equivalents, end of period	$361,425	260,430

DUNKIN’ BRANDS GROUP, INC. AND SUBSIDIARIES
Non-GAAP Reconciliations
(In thousands, except share and per share data)
(Unaudited)
	Three months ended		Fiscal year ended
	December 31, 2016	December 26, 2015	December 31, 2016	December 26, 2015
	(14 weeks)	(13 weeks)	(53 weeks)	(52 weeks)
Operating income	$113,880	43,476	414,714	319,567
Operating income margin	52.8%	21.3%	50.0%	39.4%
Adjustments:
Amortization of other intangible assets	$5,353	6,146	22,079	24,688
Long-lived asset impairment charges	45	359	149	623
Transaction-related costs(a)	—	107	64	424
Japan joint venture impairment, net(b)	—	53,853	—	53,853
Bertico and related litigation(c)	—	—	(428)	(2,753)
Settlement of Canadian pension plan(d)	—	—	—	4,075
Adjusted operating income	$119,278	103,941	436,578	400,477
Adjusted operating income margin	55.3%	51.0%	52.7%	49.4%

Net income (loss) attributable to Dunkin' Brands	$56,120	(8,938)	195,576	105,227
Adjustments:
Amortization of other intangible assets	5,353	6,146	22,079	24,688
Long-lived asset impairment charges	45	359	149	623
Transaction-related costs(a)	—	107	64	424
Japan joint venture impairment, net(b)	—	53,853	—	53,853
Bertico and related litigation(c)	—	—	(428)	(2,753)
Settlement of Canadian pension plan(d)	—	—	—	4,075
Loss on debt extinguishment and refinancing transactions	—	—	—	20,554
Tax impact of adjustments(e)	(2,160)	(2,644)	(8,746)	(19,044)
Tax impact of legal entity conversion(f)	—	—	—	246
Adjusted net income	$59,358	48,883	208,694	187,893

Adjusted net income	$59,358	48,883	208,694	187,893
Weighted average number of common shares – diluted(g)	92,518,754	94,124,539	92,538,282	97,131,674
Diluted adjusted earnings per share	$0.64	0.52	2.26	1.93

(a) Represents non-capitalizable costs incurred as a result of the securitized financing facility, which was completed in January 2015.
(b) Amount consists of an other-than-temporary impairment of the investment in the Japan joint venture of $54.3 million, less a reduction in depreciation and amortization of $0.4 million resulting from the allocation of the impairment charge to the underlying long-lived assets of the joint venture.

(c) Adjustment for the fiscal year ended December 31, 2016 represents a net reduction to legal reserves for the Bertico litigation and related matters based upon final agreement of interest and related costs associated with the judgment. Adjustment for the fiscal year ended December 26, 2015 represents a net reduction to legal reserves for the Bertico litigation and related matters, as a result of the Quebec Court of Appeals (Montreal) ruling to reduce the damages assessed against the Company in the Bertico litigation from approximately
C$16.4 million to approximately C$10.9 million, plus costs and interest.

(d) Represents costs incurred related to the final settlement of our Canadian pension plan as a result of the closure of our Canadian ice cream manufacturing plant in fiscal year 2012.
(e) Tax impact of adjustments calculated at a 40% effective tax rate.
(f) Represents the net tax impact of converting Dunkin' Brands Canada Ltd. to Dunkin' Brands Canada ULC.
(g) Diluted weighted average number of common shares for the three months ended December 26, 2015 includes 920,503 incremental dilutive shares that are excluded from earnings per share as calculated in accordance with GAAP as they would be anti-dilutive.

DUNKIN’ BRANDS GROUP, INC. AND SUBSIDIARIES
Non-GAAP Reconciliations (continued)
(In thousands, except per share data)
(Unaudited)
	Three months ended			Fiscal year ended
	December 31, 2016	December 26, 2015%		December 31, 2016	December 26, 2015%
Total revenues	$215,705	203,797	5.8%	828,889	810,933	2.2%
Impact of extra week(a)	(8,756)	—		(8,756)	—
Total revenues, 13-week / 52-week basis	$206,949	203,797	1.5%	820,133	810,933	1.1%

Operating income	$113,880	43,476	161.9%	414,714	319,567	29.8%
Impact of extra week(a)	(6,112)	—		(6,112)	—
Operating income, 13-week / 52-week basis	$107,768	43,476	147.9%	408,602	319,567	27.9%

Adjusted operating income	$119,278	103,941	14.8%	436,578	400,477	9.0%
Impact of extra week(a)	(6,112)	—		(6,112)	—
Adjusted operating income, 13-week / 52-week basis	$113,166	103,941	8.9%	430,466	400,477	7.5%

Net income attributable to Dunkin' Brands	$56,120	(8,938)	n/m	195,576	105,227	85.9%
Impact of extra week(a)	(4,247)	—		(4,247)	—
Tax impact of extra week(b)	1,699	—		1,699	—
Net income, 13-week / 52-week basis	$53,572	(8,938)	n/m	193,028	105,227	83.4%

Adjusted net income	$59,358	48,883	21.4%	208,694	187,893	11.1%
Impact of extra week(a)	(4,247)	—		(4,247)	—
Tax impact of extra week(b)	1,699	—		1,699	—
Adjusted net income, 13-week / 52-week basis	$56,810	48,883	16.2%	206,146	187,893	9.7%

Diluted earnings per share	$0.61	(0.10)	n/m	2.11	1.08	95.4%
Impact of extra week(a)	(0.05)	—		(0.05)	—
Tax impact of extra week(b)	0.02	—		0.02	—
Diluted earnings per share, 13-week / 52-week basis	$0.58	(0.10)	n/m	2.08	1.08	92.6%

Diluted adjusted earnings per share	$0.64	0.52	23.1%	2.26	1.93	17.1%
Impact of extra week(a)	(0.05)	—		(0.05)	—
Tax impact of extra week(b)	0.02	—		0.02	—
Diluted adjusted earnings per share, 13-week / 52-week basis	$0.61	0.52	17.3%	2.23	1.93	15.5%

(a) The three months and fiscal year ended December 31, 2016 include 14 weeks and 53 weeks, respectively, as compared to 13 weeks and 52 weeks for the three months and fiscal year ended December 26, 2015, respectively. The impact of the extra week in the three months and fiscal year ended December 31, 2016 reflects our estimate of the additional week in those fiscal periods on certain revenues and expenses.

(b) Tax impact of adjustments for the extra week calculated at a 40% effective tax rate.

DUNKIN’ BRANDS GROUP, INC. AND SUBSIDIARIES
Non-GAAP Reconciliations (continued)
(In millions, except per share data)
(Unaudited)

	Fiscal year ended December 30, 2017
	Low	High
	(projected, 52 weeks)	(projected, 52 weeks)
Diluted earnings per share	$2.16	2.24
Adjustments:
Amortization of other intangible assets	0.24	0.23
Long-lived asset impairment charges	0.04	—
Transaction-related costs(a)	0.01	—
Bertico and related litigation	0.01	(0.01)
Tax impact of adjustments(b)	(0.12)	(0.09)
Diluted adjusted earnings per share	$2.34	2.37

(a) Represents non-capitalizable costs incurred as a result of the securitized financing facility, which was completed in January 2015.
(b) Tax impact of adjustments calculated at a 40% effective tax rate.